Filed Pursuant to Rule 424(b)(3)

Registration File Nos.: 333-219011 and 811-10223

VOYA CREDIT INCOME FUND

(the “Fund”)

Supplement dated September 22, 2026

to the Fund’s Class A Common Shares, Class C Common Shares, Class I Common Shares, and Class W

Common Shares’

Statement of Additional Information,

dated June 28, 2026

(the “SAI”)

Effective immediately, the SAI is revised as follows:

1.The following new sub-section is added to the section entitled “Portfolio Transactions” immediately following the sub-section entitled “Allocation of Trades” for the Fund.

Co-Investments with Affiliates

The Fund may participate in certain private investments alongside other accounts managed by the Adviser, Sub-Adviser or their affiliates, including proprietary accounts and other investment vehicles pursuant to exemptive relief, no-action relief or other regulatory guidance.

Co-investments with affiliated accounts may give rise to conflicts of interest or perceived conflicts of interest among the Fund and its affiliates. Co-investment transactions with affiliated accounts are subject to applicable regulatory relief and related policies and procedures designed to provide for the fair and equitable allocation of investment opportunities and to address conflicts of interest among participating accounts.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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